Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-147157) and Form S-3 (No. 333-163944) of Zep Inc. of our report dated March 17, 2010 relating to the financial statements of Amrep, Inc., which appears in this Current Report on Form 8-K/A of Zep Inc. dated March 18, 2010.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 18, 2010